March 13, 2006

Apharma's Fourth Quarter Revenue from Continuing Operations Grows 18%

Q4 Operating Income from Continuing Operations Increases 35%

Fort Lee, NJ March 13, 2006 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced fourth quarter diluted earnings per share ("EPS") of $1.62 versus a loss of $5.89 a year ago. Fourth quarter 2005 results include $0.46 EPS from discontinued operations consisting of the company's global generics business, which was sold in December 2005, and ParMed Pharmaceuticals, Inc. ("ParMed"), which the company reached an agreement to sell on March 8, 2006.

Fourth quarter 2005 EPS from continuing operations was $1.16 versus a loss of $0.99 a year ago. Results in the fourth quarter of 2005 include tax benefits related to the reversal of a tax valuation allowance, a favorable effective tax rate adjustment and tax expense associated with earnings repatriated under the provisions of the American Jobs Creation Act.

Fourth quarter 2005 revenues from continuing operations rose 18% versus 2004 to $156.4 million, driven by continued KADIAN® prescription growth and increased U.S. sales of Animal Health livestock products. Operating income from continuing operations in the fourth quarter increased 35% to $31.9 million from $23.6 million in the fourth quarter of 2004.

Full year 2005 revenue from continuing operations was $553.6 million, an increase of 8% versus 2004, due to increased sales of the company's branded product, KADIAN®, as well as strong Animal Health sales. Operating income from continuing operations increased 50% driven by increased KADIAN® sales and improved sales volumes and margins in the company's Animal Health business.

Full year EPS was $2.52 in 2005, including EPS of $1.35 from discontinued operations. EPS from discontinued operations includes the net gain on the sale of the generics business of $0.67. Earnings per share from continuing operations was $1.17 in 2005 versus a loss of $0.90 in 2004.

"The sale of Alpharma's generics business created a new, financially strong platform for growth, which is evident in our fourth quarter 2005 performance," said Alpharma Vice Chairman, President, and Chief Executive Officer, Ingrid Wiik. "KADIAN® prescriptions grew 13% sequentially in the fourth quarter of 2005 versus the prior quarter, and prescription growth was 30% for the full year 2005. Animal Health revenues grew 9%, and in our API business, solid vancomycin volume increases offset the impact of a price reduction on a major product early in 2005. Our three continuing businesses have solid market positions and strong growth potential. With our substantially improved financial condition, we have the resources to invest in products and technologies to drive further growth and build long-term shareholder value."

The company generated free cash flow of $28 million in the fourth quarter of 2005. Free cash flow is based on reported operating cash flow less capital expenditures, purchased intangibles and dividend payments. The company uses free cash flow as a measurement of funds available to invest in growth initiatives. The company generated $194 million of free cash flow for the full year 2005.

At December 31, 2005, the company's cash balance was $800 million and total debt was $417 million. In January 2006, the company repaid all its outstanding debt. In addition, approximately $60 million of accrued expenses related to the generics disposition, primarily tax, are expected to be paid during the remainder of 2006.

Fourth Quarter 2005 Business Review of Continuing Operations

Branded Pharmaceuticals (BP): Revenues of the company's branded product, KADIAN®, increased over 100% to $32.8 million in the fourth quarter of 2005 compared to $16.3 million in 2004. KADIAN® revenue growth is the result of increased prescriptions driven by a significant expansion of the KADIAN® sales force and a new marketing campaign in 2005. Based on NDC monthly data, KADIAN® sequential prescription growth was 13% in the fourth quarter of 2005. KADIAN® prescriptions grew 30% for the full year and 32% in the fourth quarter of 2005 compared to the same periods in 2004. KADIAN® share of the extended release Class II opioids market at December 31, 2005 was 4.3% based on NDC monthly data compared to 3.3% a year earlier.

Operating margins in the fourth quarter of 2005 increased to 37.2% from 11.7% in the fourth quarter of 2004 due to price and volume increases, partially offset by expenses related to the expanded sales force, increased research and development spending related to line extensions and the next generation abuse-deterrent pain product.

On October 10, 2005, the company announced it had received clearance from the U. S. Food and Drug Administration to initiate Phase II clinical trials for its next generation, abuse-deterrent, extended-release opioid product. Phase II clinical trials are underway. The company is in the process of establishing a research and development center for BP at its Piscataway, New Jersey facility.

Active Pharmaceutical Ingredients (API): API fourth quarter revenues were $34.6 million, a 3.6% increase versus the fourth quarter of 2004. Excluding the impact of foreign currency, revenues increased 7.5% as vancomycin volume increases more than offset the impact of a price reduction on a major product in early 2005. API operating income in the fourth quarter of 2005 was $11.0 million versus $14.8 million a year ago, and margins in the fourth quarter were 31.8% versus 44.3% a year ago driven by the 2005 price reduction and product mix.

Animal Health (AH):

Fourth quarter revenues increased 8.4% to $91.2 million compared to $84.1 million in 2004. Excluding the impact of foreign currency, revenues grew 9%. Revenue growth was driven primarily by strong sales in U.S. livestock markets.

Operating margins were 23.1% in 2005 versus 19.7% in the fourth quarter of 2004. The year-to-year margin improvement primarily reflects increased sales volumes, and reduced unit costs due to third-party sourcing initiatives and productivity programs.

Fourth Quarter Comparison of Other Consolidated Income Statement Items Related to Continuing Operations

Selling, general and administrative expenses increased $5.3 million to $54.9 million, primarily due to increased spending related to the expansion of the KADIAN® sales force.

Research and development expense increased $0.5 million in the quarter primarily due to spending related the development of the company's abuse-deterrent pain product and line extensions.

Interest expense and amortization of debt issuance costs declined $2.1 million versus 2004 primarily due to decreased debt levels and lower amortization of debt issue costs.

The early extinguishment of debt in the quarter resulted in the write-off of $5.6 million of deferred loan costs.

Other income (expense), net was $5.1 million of income in 2005, compared to expense of $1.8 million in 2004. Other income in 2005 includes foreign exchange gains of $3.6 million and interest income of $1.3 million.

The company's fourth quarter results from continuing operations included a net income tax benefit of $42.8 million in 2005. The net income tax benefit includes a tax benefit related to the reversal of a valuation allowance on net U.S. deferred tax assets for which the company now believes the benefits are more likely than not to be realized, the favorable impact of full year effective tax rates that were lower than estimated in previous quarters, and tax expense associated with the repatriation of foreign earnings during the fourth quarter under the provisions of the American Jobs Creation Act.

2006 Outlook

The company expects EPS from continuing operations in 2006 in the range of $1.25-$1.35. 2006 free cash flow generation from continuing operations is expected to be $70 million, excluding the settlement in 2006 of accrued expenses related to the generics disposition, referred to above.

The 2006 outlook assumes continued KADIAN® prescription growth and that BP will spend an incremental $15-$20 million to support clinical trials of the company's abuse-deterrent, extended-release pain product. The 2006 BP results will reflect a full year of expense related to the 2005 sales force expansion, increased sales force training and promotional expense, and additional infrastructure to support rapid KADIAN® growth.

The 2006 outlook also assumes the following:

  Consistent performance from the API and AH businesses, including programs to launch new products in both businesses. The API program began in 2005 with the launch of Tobramycin and will continue with a planned launch of fluticasone in non-regulated markets in the third quarter of 2006. The company will continue to invest in and develop its API pipeline and expects to launch one or two additional products before the end of the year. Similarly, the AH business has been focused on the introduction of new products. AH launched a high purity form of CTC in Europe in 2005, and expects to launch five new products in 2006, the first of which, PoultrySulfa®, was launched in February 2006.

  Unallocated expenses and eliminations, which includes corporate expenses, at approximately 2005 full year levels. Significant overhead reductions related to the generics divestiture are expected to be offset by predominantly one-time charges of approximately $12 million ($0.14 EPS) related to the company's discontinuance of its performance unit plan, senior management retention agreements, and other related costs. In addition, stock option expense related to the implementation of a new accounting standard, is expected to be approximately $3 million ($0.04 EPS).

Alpharma has recommenced its search for a Chief Executive Officer to succeed Ms. Wiik, who announced in 2005 that she planned to retire. The search had been temporarily suspended due to the generics disposition process.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of foreign currency on revenues and certain other operating results, and the effect of certain other items and charges on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2006 outlook assumes no material adverse event contemplated by the risk factors described in the Company's SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K/A for the year ended December 31, 2004.

Alpharma press releases are also available at our website: http://www.alpharma.com.

The company's Business Conduct Guidelines are available on the company's website at www.Alpharma.com by clicking first on the "About Alpharma" tab and then on the "Our Business Guidelines" tab, and in print, without charge, to any Stockholder requesting a copy in writing to "Investor Relations" at the company's offices in Fort Lee, New Jersey.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss fourth quarter 2005 results at 8:30 A.M Eastern Standard Time on Tuesday, March 14, 2006. A presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 5967041

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from March 14, 2006 at 12:00 PM Eastern Standard Time until March 21, 2006 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 5967041

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Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Total revenue	$156,360	$132,284	$553,617	$513,329
Cost of sales	60,995	51,079	217,363	218,712
Gross profit	95,365	81,205	336,254	294,617
Selling, general and administrative expenses	54,869	49,544	213,323	195,054
Research and development	7,389	6,891	26,936	25,431
Asset impairments and other	1,184	1,123	1,184	11,110
Operating income	31,923	23,647	94,811	63,022
Interest expense and amortization of debt issuance costs	(11,996)	(14,048)	(49,135)	(58,762)
Loss on extinguishment of debt	(5,616)	--	(7,989)	(2,795)
Other income (expense), net	5,066	(1,766)	6,091	1,238
Income (loss) before income taxes	19,377	7,833	43,778	2,703
Provision (benefit) for income taxes	(42,770)	59,316	(18,398)	49,466
Income (loss) from continuing operations	62,147	(51,483)	62,176	(46,763)

Discontinued operations, net of taxes:
Income (loss) from discontinued operations	(10,326)	(256,039)	36,334	(267,974)
Gain (loss) from disposal	35,259	--	35,259	--
Income (loss) from discontinued operations	24,933	(256,039)	71,593	(267,974)

Net income (loss)	$87,080	$(307,522)	$133,769	$(314,737)

Average common shares outstanding:
Basic	52,837	52,229	52,526	52,060
Diluted	53,688	52,526	52,981	52,424

Earnings (loss) per common share:
Basic
Income (loss) from continuing operations	$ 1.18	$ (0.99)	$ 1.18	$(0.90)
Income (loss) from discontinued operations	$ 0.47	$ (4.90)	$ 1.37	$(5.15)
Net Income (loss)	$ 1.65	$ (5.89)	$ 2.55	$(6.05)

Diluted
Income (loss) from continuing operations	$ 1.16	$ (0.99)	$ 1.17	$(0.90)
Income (loss) from discontinued operations	$ 0.46	$ (4.90)	$ 1.35	$(5.15)
Net Income (loss)	$ 1.62	$ (5.89)	$ 2.52	$(6.05)

Dividends per common share	$ 0.045	$ 0.045	$ 0.18	$0.18

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended December 31,	Revenues		Operating income (loss)
	2005	2004	2005	2004

Branded Pharmaceuticals	$32.8	$16.3	$12.2	$1.9
Operating Margin			37.2%	11.7%
Active Pharmaceutical Ingredients	34.6	33.4	11.0	14.8
Operating Margin			31.8%	44.3%
Animal Health	91.2	84.1	21.1	16.6
Operating Margin			23.1%	19.7%
Unallocated and Eliminations	(2.2)	(1.5)	(12.4)	(9.7)

Total	$156.4	$132.3	$31.9	$23.6

Operating Results by Segment (Unaudited)
(in millions)

Twelve Months Ended December 31,	Revenues		Operating income (loss)
	2005	2004	2005	2004

Branded Pharmaceuticals	$101.6	$62.4	$23.6	$6.5
Operating Margin			23.2%	10.4%
Active Pharmaceutical Ingredients	138.4	143.2	52.4	72.8
Operating Margin			37.9%	50.8%
Animal Health	325.1	314.6	66.3	24.8*
Operating Margin			20.4%	7.9%
Unallocated and Eliminations	(11.5)	(6.9)	(47.5)	(41.1)

Total	$553.6	$513.3	$94.8	$63.0

* Includes a loss on the sale of the Aquatics business of $10.0 million

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(unaudited)

(In thousands)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$ 800,010	$ 105,212
Other current assets	237,037	566,860
Non-current assets	586,336	1,367,540
Total assets	$1,623,383	$2,039,612

Current liabilities, excluding debt	$ 248,588	$ 348,671
Total debt	416,686	701,735
Deferred taxes and other	40,031	105,564
Stockholders' equity	918,078	883,642
Total liabilities and stockholders' equity	$1,623,383	$2,039,612